                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                            (Amendment No._______)*



                         CHECKFREE HOLDINGS CORPORATION
                         ------------------------------
                                (Name of Issuer)

                         Common Stock (Par Value $0.01)
                         ------------------------------
                         (Title of Class of Securities)

                                   162816102
                                   ---------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ].

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                         (Continued on following pages)
                               Page 1 of 6 Pages

CUSIP No. 162816102                                      Page 2 of 6
-------------------                                      -----------


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Advisory Incorporated ("BAI"). 52-1811121

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)  [ ]
        (b)  [x]


3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Brown Investment Advisory & Trust Company and Brown Advisory Incorporated are Maryland corporations.

NUMBER OF       5 SOLE VOTING POWER
SHARES          BIATC  6,188,895 shares
                BAI            0 shares
                       ---------
                       6,188,895 shares


BENEFICIALLY    6 SHARED VOTING POWER
OWNED BY        BIATC          0 shares
                BAI            0 shares
                       ---------
                               0 shares


EACH REPORTING  7 SOLE DISPOSITIVE POWER
PERSON WITH     BIATC  6,188,895 shares
                BAI            0 shares
                       ---------
                       6,188,895 shares

                8 SHARED DISPOSITIVE POWER
                BIATC          0 shares
                BAI            0 shares
                       ---------
                               0 shares

CUSIP No. 162816102                                      Page 3 of 6

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                BIATC  6,188,895 shares
                BAI            0 shares
                       ---------
                       6,188,895 shares

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                BIATC    12.1%
                BAI       0.0%
                         ----
                         12.1%

12.  TYPE OF REPORTING PERSON*

                BIATC - BK
                BAI   - IA

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
                      ------------------------------------

Item 1.  (a)  NAME OF ISSUER:   Checkfree Holdings Corporation

         (b)  Address of Issuer's Principal Executive Offices:

              4411 East Jones Bridge Road, Norcross, GA 30092

Item 2.  (a)  NAME OF PERSON FILING:

              Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Advisory Incorporated ("BAI").

         (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              19 South Street
              Baltimore, Maryland 21202

         (c)  CITIZENSHIP:

              Brown Investment Advisory & Trust Company and Brown Advisory Incorporated are Maryland corporations.

CUSIP No. 162816102                                      Page 4 of 6
-------------------                                      -----------

         (d)  TITLE OF CLASS OF SECURITIES:

              Common Stock of ($0.01 par) of Checkfree Holdings Corporation

         (e)  CUSIP Number:

              162816102

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

              For BIATC

         (b)  [x] Bank as defined in section 3(a)(6) of the Act

              For BAI

         (e) [x] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

Item 4.  OWNERSHIP:

         (a)  AMOUNT BENEFICIALLY OWNED:    As of December 31, 1998

                    BIATC  6,188,895 shares
                    BAI            0 shares
                           ---------
                           6,188,895 shares

         (b)  PERCENT OF CLASS:

                    BIATC    12.1%
                    BAI       0.0%
                             ----
                             12.1%

         (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote:

                    BIATC  6,188,895 shares
                    BAI            0 shares
                           ---------
                           6,188,895 shares

CUSIP No. 162816102                                      Page 5 of 6
-------------------                                      -----------

              (ii)  shared power to vote or to direct the vote:

                    BIATC          0 shares
                    BAI            0 shares
                           ---------
                                   0 shares

              (iii) sole power to dispose or to direct the disposition of:

                    BIATC  6,188,895 shares
                    BAI            0 shares
                           ---------
                           6,188,895 shares

              (iv)  shared power to dispose or to direct the disposition of:

                    BIATC          0 shares
                    BAI            0 shares
                           ---------
                                   0 shares

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable


Item 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

CUSIP No. 162816102                                      Page 6 of 6
-------------------                                      -----------

Item 10. CERTIFICATION.


       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


       SIGNATURE:

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

       Date:  As of December 31, 1998

       Signature:  Brown Investment Advisory & Trust Company

       By: /S/ Gregg W. Hawes

       Title:  Principal

       Signature:  Brown Advisory Incorporated

       By: /S/ Gregg W. Hawes

       Title:  Principal